Roth IRA Endorsement

For purposes of qualifying  this contract as an  Individual  Retirement  Annuity
(IRA) maintained as a Roth IRA under Public Law 105-34, this endorsement is made part of the annuity contract which it is attached. It modifies this contract by adding the following Roth IRA provisions. All contract IRA provisions apply to this Rith IRA contract, except as described in this endorsement. If there is any conflict between contract and endorsement provisions, the endorsement provisions take precedence.

Definitions
Here are some important definitions:

You, Your
The owner of this contract. At all times you (the owner) must be the annuitant. You may not transfer the ownership of this Roth IRA contract except as provided under "Change of Ownership" in the contract.

Code
The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect and applicable during the term of this contract.

Roth IRA Contract
An annuity contract maintained as a Roth IRA as described in Code Section 408A.

IRA Required Minimum Distributions (Not Applicable)
The required minimum distributions at age 70 1/2 under Code Section 408(b)(3) are not applicable to a Roth IRA.

General Provisions

Contract Modification
This contract is intended to qualify as a Roth IRA. We agree to and reserve the right to modify this contract (and endorsement) to the extent necessary to qualify it as a Roth IRA as described in Code Section 408A. We will obtain the approval of any state regulatory authority for the modifications and send you a copy of any such change.

Payments to Beneficiary
Payment of Roth IRA Death Benefit Before Annuitization
The death benefit will be payable in a lump sum upon the receipt of due proof of your death. The beneficiary may elect to receive payments any time within five years after the calendar year of death.

In lieu of a lump sum, payments may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2. the plan provides payments over a period which does not exceed the life or life expectancy of the beneficiary; and

3.   payments must begin no later than:

     a. one year after the calendar year of death in the case of a non-spouse beneficiary; or

     b. by December 31 of the year in which you would have turned age 70 1/2 in the case of a spouse beneficiary.

Your beneficiary has the sole responsibility for requesting a distribution that complies with applicable laws and this endorsement.

Spouse's Option to Continue Contract
If you die prior to annuitization and your spouse is the sole beneficiary of this contract, your spouse may keep this contract in force as his or her own Roth IRA. As owner, your spouse may make additional purchase payments to this contract.

Purchase Payments

Purchase Payments
All purchase payments to a Roth IRA must be in cash and may be made even after you are age 70 1/2.

Payment Limits Provision
Except as otherwise provided in this paragraph, total purchase payments for any taxable year may not exceed $2,000. In the case of a rollover contribution or a conversion of an IRA (other than a Roth IRA) to a Roth IRA as described in Code Sections 408A(c)(6) and 408A(d)(3)(C), there is no limit on the amount of your purchase payment.

The $2,000 limit is gradually reduced to $0 between certain levels of adjusted gross income ("AGI"). In accordance with Code Section 408A(c)(3):

     o if you are single, the $2,000 limit is phased out between AGI of $95,000 and $110,000;
     o if you are married and file a joint federal income tax return, it is phased out between $150,000 and $160,000; and
     o if you are married and file a separate federal income tax return, it is phased out between $0 and $10,000.

Also, a rollover or transfer from an individual retirement account or annuity will not be permitted if your AGI for the tax year exceeds $100,000 or if you are married and file a separate federal income tax return. Adjusted gross income is defined in Code Section 408A(c)(3) and does not include amounts transferred or roled over to individual retirement annuities or accounts or Roth IRAs.

You have the sole responsibility for determining whether purchase payments meet applicable income tax requirements.

Annuity Provisions

Change of Retirement Date
You may change the retirement date shown for this contract. Tell us the new date by written request. If you select a new date, it must be at least 30 days after we receive your written request at our administrative office.

The maximum retirement date on this Roth IRA contract is the latest of:
1.   the annuitant's 85th birthday; or
2.   the 10th contract anniversary; or
3.   such other date as agreed upon by us.

Annuity Payment Plans
Any Roth IRA annuity payment plan selected must meet the Roth IRA minimum death distribution requirements under Code Section 401(a)(9)(B).

This endorsement is effective as of the contract date of this contract

American Enterprise Life Insurance Company

/s/ William A. Stoltzmann
Secretary